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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                             (Amendment No. _______)


                                  iManage, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                         -----------------------------
                                 (CUSIP Number)


                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate box to designate the rule pursuant to which this Schedule is filed:

               [ ]  Rule 13d-1(b)

               [ ]  Rule 13d-1(c)

               [X]  Rule 13d-1(d)

        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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-------------------                                            -----------------
CUSIP NO.                               13G                    PAGE 2 OF 6 PAGES
-------------------                                            -----------------

-------------------------------------------------------------------------------
   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Shamshad Rashid
          ###-##-####
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
-------------------------------------------------------------------------------
   3      SEC USE ONLY

-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     2,703,274(1)
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               2,703,274(1)
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,873,000(2)
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [ ]

-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          13.1%    Total of 21,916,042 shares outstanding as of 12/31/99
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------

(1) This includes 2,623,000 shares are held jointly with Mr. Mahmood Panjwani, another 50,000 shares are held jointly with Mr. Panjwani as the trustees of the Danyal M. Panjwani Trust and another 100,000 shares are held jointly with Mr. Panjwani as the trustees of the Panjwani Irrevocable Trust dated December 31, 1998.

(2) This includes the shares in footnote 1, as well as the right to buy an additional 100,000 shares of stock.


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-------------------                                            -----------------
CUSIP NO.                               13G                    PAGE 3 OF 6 PAGES
-------------------                                            -----------------



Item 1(a)      NAME OF ISSUER:

               iManage, Inc.

Item 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               2121 S. El Camino Real, 4th Floor
               San Mateo, CA  94403

Item 2(a)      NAME OF PERSON FILING:

               Shamshad Rashid

Item 2(b)      ADDRESS OF PERSON FILING:

               85 Southdown Court
               Hillsborough, CA  94010

Item 2(c)      CITIZENSHIP:

               U.S.

Item 2(d)      TITLE OF CLASS OF SECURITIES:

               Common Stock

Item 2(e)      CUSIP NUMBER:



Item 3 If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is filing is a:

        (a)    [ ]   Broker or dealer registered under section 15 of the Act (15
                     U.S.C. 78o).

        (b)    [ ]   Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                     78c).

        (c)    [ ]   Insurance company as defined in section 3(a)(19) of the Act
                     (15 U.S.C. 78c).

        (d)    [ ]   Investment company registered under section 8 of the
                     Investment Company Act of 1940 (15 U.S.C. 80a-8).

        (e)    [ ]   An investment adviser in accordance with Section
                     240.13d-1(b)(1)(ii)(E);


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-------------------                                            -----------------
CUSIP NO.                               13G                    PAGE 4 OF 6 PAGES
-------------------                                            -----------------



        (f)    [ ]   An employee benefit plan or endowment fund in accordance
                     with Section 240.13d-1(b)(1)(ii)(F);

        (g)    [ ]   A parent holding company or control person in accordance
                     with Section 240.13d-1(b)(1)(ii)(G);

        (h)    [ ]   A savings associations as defined in Section 3(b) of the
                     Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i)    [ ]   A church plan that is excluded from the definition of an
                     investment company under section 3(c)(14) of the Investment
                     Company Act of 1940 (15 U.S.C. 80a-3);

        (j)    [ ]   Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4         OWNERSHIP:

        Provide the following information regarding the aggregate number and percentage of the class and securities of the issuer identified in Item I.

        (a)    Amount "beneficially" owned within the meaning of rule 13d-3:

               2,873,000(2)

        (b)    Percent of class:

               13.1%

        (c)    Number of shares as to which such person has:

               (i)    sole power to vote or direct the vote:
               (ii)   shared power to vote or direct the vote:                 2,273,000(1)
               (iii)  sole power to dispose or to direct the disposition of:
               (iv)   shared power to dispose or to direct disposition of:     2,273,0000(1)

Item 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               Not applicable

Item 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF  ANOTHER PERSON

               150,000(2)


(2) This includes the shares in footnote 1, as well as the right to buy an additional 100,000 shares of stock.

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CUSIP NO.                               13G                    PAGE 5 OF 6 PAGES
-------------------                                            -----------------



Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH AS ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not applicable

Item 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not applicable

Item 9         NOTICE OF DISSOLUTION OF GROUP

               Not applicable

Item 10        CERTIFICATIONS.

        (a) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(b):


        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

        (b) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c):

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

        NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13D-7 for other parties for whom copies are to be sent.

ATTENTION:  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
            CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).



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CUSIP NO.                               13G                    PAGE 6 OF 6 PAGES
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                                    SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                         February 14, 2000
                                                   -----------------------------
                                                                Date


                                                         /s/ Shamshad Rashid
                                                   -----------------------------
                                                              Signature

                                                          Shamshad Rashid
                                                   -----------------------------
                                                            Name/Title